Independent Accountants Report
The Board of Trustees/Directors
SEI Daily Income Trust, SEI Asset Allocation Trust,
SEI Institutional Investments Trust, SEI Alpha
Strategy
Portfolios, LP, SEI Liquid Asset Trust, Adviser
Managed Trust,
SEI Tax Exempt Trust, SEI Institutional Managed
Trust and
SEI Institutional International Trust:

We have examined the Interfund Lending Teams
(defined as representative employees of SEI
Investments Global Funds Services, SEI Investments
Management Corporation and other SEI personnel
(collectively, SEI)) compliance with the conditions as required by Investment Company Act Release No.
26762 dated February 17, 2005, together with
Securities and Exchange Commission Release Number
IC-26783 dated March 15, 2005, (collectively, hereinafter referred to as the Exemptive Order) which permits the series of SEI Daily Income Trust, SEI Asset Allocation Trust, SEI Institutional
Investments Trust, SEI Alpha Strategy Portfolios,
LP, SEI Liquid Asset Trust, Adviser Managed Trust,
SEI Tax Exempt Trust, SEI Institutional Managed
Trust and SEI Institutional International Trust
(collectively, the SEI Funds) to participate in a credit facility (the Credit Facility) whereby each of the SEI Funds may directly lend to, and each of the SEI Funds may directly borrow from the other SEI
Funds for temporary purposes provided that the loans are made in accordance with the terms and conditions of the Exemptive Order during the period July 1, 2011 through June 30, 2012. The Interfund Lending
Team is responsible for compliance with the requirements of the Exemptive Order. Our responsibility is to express an opinion on the Interfund Lending Teams compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Interfund Lending Teams compliance with the requirements of the Exemptive
Order and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Interfund
Lending Teams compliance with specified
requirements.

In our opinion, the Interfund Lending Team complied, in all material respects, with the aforementioned requirements in the Exemptive Order for the period
July 1, 2011 through June 30, 2012.
This report is intended solely for the information and use of SEI management and the Board of Trustees/Directors of the SEI Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 19, 2012